Exhibit 99.1

Editorial Contact:	Investor Contact:
David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-336-1541	408-979-6186

Secure Computing Reports Record Fourth Quarter Results

Company Achieves Record Quarterly Revenue, Net Income, Earnings per Share, and a 33% Year-Over-Year Increase in Bookings

SAN JOSE, Calif., February 2, 2006 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks™, today announced fourth quarter 2005 revenue of $30.2 million. This represents an 18% increase compared to $25.5 million in the same quarter last year, and an 11% increase compared to revenues of $27.2 million in the prior quarter. Full year 2005 revenues were $109.2 million, a 17% increase from $93.4 million in full year 2004.

“In the fourth quarter, we delivered the latest in a consistent succession of solid top and bottom-line results, while balancing a heavy workload of merger-related activities,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “Our accomplishments highlight our ability to effectively execute, and reaffirms the strong need in the market for our best-of-breed security products. This strong market demand is reflected in our record bookings results, which were up 33% year-over-year. ”

“Looking back on 2005, I believe we had an excellent year measured by a number of important financial and operational metrics. Our channel program continued to rapidly expand and is now one of the company’s most valuable assets. In 2005, we recruited 491 new partners worldwide, 345 of which are in North America. Our worldwide indirect channel revenue increased 29% year-over-year, with revenue contributions from our North America channel partners up 35% year-over-year.”

Our financial statement presentations reflect reclassification of certain customer support expenses which previously had been shown as sales and marketing expenses to cost of revenues. All prior period financial information and comparisons in this press release and all future financial reports issued by the company will reflect this reclassification.

Gross profit in the fourth quarter was 75% of revenue or $22.7 million. Gross profit in the fourth quarter was impacted 6 percentage points due to lower margins related to Banamex token revenue. This compares to 81% of revenue, or $20.8 million, in the year ago quarter and 82% of revenue, or $22.2 million, in the prior quarter.

Fourth quarter operating expenses were $16.7 million, or 55% of revenue, 10 percentage points lower than the year ago quarter. Sales and marketing expenses were $10.6 million, or 35% of revenue, down 8 percentage points from the year ago quarter. Research and development costs were $4.2 million, or 14% of revenue, down 1 percentage point from the year ago quarter. General and administrative costs were $1.9 million, or 6% of revenue, which is consistent with the year ago quarter.

Operating income for the fourth quarter was 20% of revenue, a 3 percentage point improvement over the same quarter last year.

Net income for the fourth quarter was $6.6 million, or $0.17 per fully diluted share, compared to net income of $4.5 million, or $0.12 per fully diluted share in the same quarter last year, and $5.8 million, or $0.15 per fully diluted share in the prior quarter.

Full year 2005 net income was $21.4 million, or $0.57 per fully diluted share, compared to net income of $12.8 million, or $0.34 per fully diluted share, in the full year 2004.

Other Q4 and Full Year 2005 Financial Highlights:

•	Bookings for the fourth quarter were $37.8 million, an increase of 33% over the prior year, and a 21% sequential increase.

•	Deferred revenue increased $4.6 million, bringing the total deferred revenue balance to $39.1 million at the end of December. This represents a 33% increase compared to $29.4 million at December 31, 2004, and a 13% sequential increase.

•	Including the impact of the Banamex business, indirect bookings were approximately 62% of revenue for the fourth quarter, compared to 84% in the prior quarter. Excluding the impact of the Banamex business, indirect bookings were approximately 74% of revenue for the fourth quarter.

•	Days sales outstanding were 75 days, net of the impact of the increase in deferred revenue, at December 31, 2005, compared to 68 days at September 30, 2005. The increase is largely a result of lead times associated with producing and shipping a substantial number of tokens to Banamex in December.

•	Cash and investments were $81.2 million at December 31, 2005. Cash generated from operations in the quarter was $6.9 million.

“Our performance for the fourth quarter underscores the focus we have always placed on execution as well as our growing competitive strength in the marketplace,” said Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “For the full year 2005, we reported very solid financial results, including a 67% year-over-year increase in net income. Looking ahead to 2006, we will focus on integrating two highly talented teams, and producing world-class IT security solutions that will further differentiate Secure Computing in the market.”

About Secure Computing

Secure Computing (NASDAQ:SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering the world’s strongest security appliances/firewalls, strong authentication, and content management and filtering solutions, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 17,000 global customers in over 100 countries, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and national and local governments. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Secure Computing’s Outlook Publication Procedures

Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on March 17, 2006, until publication of a press release regarding the first quarter 2006 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below. The forward-looking guidance statements take into consideration the impact of the CyberGuard merger transaction, which closed on January 12, 2006.

For the first quarter of 2006:

•	Revenues are expected to be approximately $45 million, before taking into consideration any adjustment related to deferred revenue valuation in conjunction with the CyberGuard merger transaction.

•	Fully diluted GAAP earnings per share is expected to be $0.01, which assumes a fully diluted weighted average share count of approximately 60 million.

•	Non-GAAP gross margin, excluding stock based compensation expense and the amortization of intangibles is expected to be approximately 75%.

•	Non-GAAP operating expenses, excluding stock based compensation expense, amortization of intangibles, duplicate costs related to integration, one time costs related to moving our facility in MN and certain other one-time expenses are expected to be approximately $27.9 million.

•	Non-GAAP fully diluted pro forma earnings per share, which excludes stock based compensation expense, amortization of intangibles, income tax expense, duplicate costs related to integration, one time costs related to moving our facility in MN and certain other one-time expenses is expected to be $0.13 per share assuming a fully diluted weighted average share count of approximately 60 million.

For the full-year 2006:

•	Revenues are expected to be approximately $200 million, before taking into consideration any adjustment related to deferred revenue valuation in conjunction with the CyberGuard merger transaction.

•	Fully diluted GAAP earnings per share is expected to be $0.20 to $0.22, which assumes a fully diluted weighted average share count of approximately 62 million.

•	Non-GAAP gross margin, excluding stock based compensation expense and the amortization of intangibles is expected to be approximately 75%.

•	Non-GAAP fully diluted pro forma earnings per share, which excludes stock based compensation expense, amortization of intangibles, income tax expense, duplicate costs related to integration, one time costs related to moving our facility in MN and certain other one-time expenses is expected to be $0.64 to $0.66 per share assuming a fully diluted weighted average share count of approximately 62 million.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Products	$22,373	$19,061	$79,339	$67,625
Services	7,860	6,453	29,836	25,753

Total revenues	30,233	25,514	109,175	93,378

Cost of revenues:
Products	6,216	3,434	16,876	12,335
Services	1,280	1,327	5,173	5,052

Total cost of revenues	7,496	4,761	22,049	17,387

Gross profit	22,737	20,753	87,126	75,991

Operating expenses:
Selling and marketing	10,610	11,090	42,689	41,201
Research and development	4,168	3,840	16,897	16,106
General and administrative	1,879	1,592	7,189	6,456

	16,657	16,522	66,775	63,763

Operating income	6,080	4,231	20,351	12,228
Other income	679	316	1,631	607

Income before tax	6,759	4,547	21,982	12,835
Income tax expense	(185)	—	(608)	—

Net income	$6,574	$4,547	$21,374	$12,835

Basic earnings per share	$0.18	$0.13	$0.59	$0.36

Weighted average shares outstanding - basic	36,876	35,718	36,338	35,576

Diluted earnings per share	$0.17	$0.12	$0.57	$0.34

Weighted average shares outstanding - diluted	38,728	36,951	37,709	37,256

Condensed Consolidated Balance Sheets

	Dec. 31, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$50,039	$37,899
Investments	31,140	14,407
Accounts receivable, net	29,795	20,263
Inventory, net	2,174	2,793
Other current assets	8,462	8,832
Current assets from discontinued operations	11	260

Total current assets	121,621	84,454

Property and equipment, net	3,841	4,041
Goodwill	39,230	39,329
Other assets	7,071	3,090

Total assets	$171,763	$130,914

Liabilities and stockholders’ equity
Accounts payable	$2,997	$2,578
Accrued payroll	4,690	4,090
Other accrued expenses	2,377	1,601
Acquisition reserves	389	879
Deferred revenue	29,097	23,915

Total current liabilities	39,550	33,063

Acquisition reserves, net of current portion	364	493
Deferred revenue, net of current portion	9,966	5,532

Total liabilities	49,880	39,088

Stockholders’ equity
Common stock	370	358
Additional paid-in capital	205,970	197,244
Accumulated deficit	(83,698)	(105,072)
Accumulated other comprehensive income	(759)	(704)

Total stockholders’ equity	121,883	91,826

Total liabilities and stockholders’ equity	$171,763	$130,914

Condensed Consolidated Statement of Cash Flows

	Twelve months ended December 31,
	2005	2004
Operating activities
Net income	$21,374	$12,835
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	2,214	2,515
Amortization	881	887
Loss on disposals of property and equipment	481	1
Loss on disposals of intangible assets	5	47
Deferred income taxes	—	(345)

Changes in operating assets and liabilities:
Accounts receivable	(9,532)	(2,795)
Inventories	621	(1,566)
Other current assets	370	(1,255)
Accounts payable	419	(133)
Payroll related accruals	630	551
Accrued liabilities and reserves	226	(1,033)
Deferred revenue	9,616	4,006

Net cash provided by operating activities	27,305	13,715

Investing activities
Proceeds from sales/maturities of investments	13,193	17,528
Purchases of investments	(29,921)	(10,355)
Purchase of property and equipment, net	(2,496)	(1,553)
Increase in intangibles and other assets	(4,867)	(802)

Net cash provided by/(used for) investing activities	(24,091)	4,818

Financing activities
Proceeds from issuance of common stock	8,738	7,162
Effect of exchange rate changes	(61)	(182)
Net cash provided by discontinued operations	249	285

Net increase in cash and cash equivalents	12,140	25,798
Cash and cash equivalents, beginning of period	37,899	12,101

Cash and cash equivalents, end of period	$50,039	$37,899